Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made as of the last date this Separation Agreement and Release is signed by the Parties as set out below.

BETWEEN:

ZYMEWORKS BC INC.

(“Zymeworks” or the “Company”)

AND:

DR. CHRISTOPHER ASTLE

(the “Executive”)

WHEREAS:

A. The Executive has been employed by Zymeworks since April 1, 2021, pursuant to an employment agreement dated April 1, 2021, and an amended and restated employment agreement dated February 24, 2022 (such amended and restated employment agreement, as amended on November 17, 2022, the “Employment Agreement”);

B. The Executive’s employment with Zymeworks terminated on March 31, 2024; and

C. The Executive and Zymeworks have reached an agreement to fully and finally settle any matters in relation to the Executive’s employment and the termination of that employment on the terms and conditions set out in this Separation Agreement and Release.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN:

1.	The Parties acknowledge, agree and confirm as follows:

(a)	The Executive’s employment ended effective March 31, 2024 (the “Termination Date”).

(b)

The Executive acknowledges and agrees that, effective as of the Termination Date, the Executive will resign from any directorships or officer positions with Zymeworks or any of its affiliated companies.

(c)	Zymeworks shall pay to the Executive any unpaid salary and any accrued but unused vacation pay up to the Termination Date.

(d)

Zymeworks shall pay to the Executive an amount of US$425,000, which is the equivalent of twelve (12) months of the Executive’s current salary. Zymeworks is agreeable to paying this amount in a lump sum in a tax-favourable manner as may be directed by the Executive, subject to applicable income tax requirements.

(e)	For the avoidance of doubt, Executive shall not be eligible for any pro-rated annual performance bonus with respect to the 2024 calendar year.

(f)

Zymeworks shall, subject to the terms and conditions of the applicable benefit plan, maintain all employee health and dental benefit plans for the Executive in place immediately prior to the Termination Date for the lesser of (i) a twelve (12) month period from the Termination Date or (ii) the date the Executive enrolls in the benefit plans of a new employer.

(g)

As of the Termination Date, the Executive has 92,369 vested and unexercised Zymeworks Inc. stock options and 146,881 unvested Zymeworks Inc. stock options. The Executive’s unvested Zymeworks Inc. stock options shall cease vesting and be forfeited on the Termination Date. Pursuant to the Zymeworks Inc. Amended and Restated Stock Option and Equity Compensation Plan, the Executive shall have ninety (90) days from the Termination Date to exercise any vested Zymeworks Inc. stock options unless such options expire by their terms before the end of such ninety (90) day period.

(h)	As of the Termination Date, the Executive has 51,000 unvested Zymeworks Inc. restricted stock units. Any unvested Zymeworks Inc. restricted stock units shall be forfeited on the Termination Date.

(i)

Zymeworks shall reimburse the Executive for all reasonable and documented business expenses actually and properly incurred by the Executive in relation to Zymeworks’ business up to the Termination Date. Please send this to the attention of Jenna Ho no later than April 30th, 2024.

(j)

The Executive shall as of April 3, 2024 return all books of account, records, reports and other documents, materials and property belonging to Zymeworks that are in the Executive’s possession or control including without limitation, the Executive’s company security card(s), keys to the Property (as that term is defined below), corporate credit card, any financial key fobs and his company laptop.

(k)

As of the Termination Date, the Executive is in possession of a corporate apartment located at D51—#1113-1768 Cook St, Vancouver, British Columbia (the “Property”), pursuant to a residential tenancy agreement signed on the 14th day of November, 2022 and a residential tenancy agreement signed on the 12th day of September, 2023 (collectively, the “Lease”) between the Executive, as tenant, and DVR Consulting Services, Inc. (doing business as My Dream Realty) (the “Landlord”), as landlord. The Executive holds the Lease as nominee, agent and bare trustee for and on behalf of Zymeworks pursuant to a declaration of bare trust and agency agreement made as of the 14th day of November, 2022 (the “Bare Trust Agreement”) between Zymeworks, as owner, and the Executive, as nominee. The Executive agrees to, in each as by no later than April 10, 2024, (i) execute and return to Zymeworks all required documents to terminate the Bare Trust Agreement effective as of the Termination Date, (ii) execute and return to Zymeworks a notice to the Landlord to terminate the Lease, (iii) execute and return to Zymeworks a request for consent to assignment of the Lease, including a form of Landlord’s Consent and Assignment and Assumption of Lease, and (iv) vacate the Property in accordance with the terms and conditions of the Lease (including without limitation, any requirements to leave the Property in good order and repair).

(l)

Zymeworks will make the necessary arrangements to have the Executive attend at the Property to collect any personal effects of the Executive or, alternatively, will make arrangements to have any of the Executive’s personal effects packed and returned to the Executive at his home address.

(m)

All payments provided hereunder will be made in a timely manner, subject to the Executive’s directions on tax structuring and execution of this Separation Agreement and Release, and shall be subject to applicable statutory withholdings.

(n)

The Executive reaffirms that he remains bound by the terms of Article 5 – Confidentiality – and Article 6 – Restrictive Covenants – of the Employment Agreement and that those provisions survive the termination of the Employment Agreement and the Executive’s employment with Zymeworks.

(o)	The Executive reaffirms that he remains bound by the terms of all Company policies and procedures applicable to the Executive, including, but not limited, to the Company’s insider trading policy.

2.

The Executive acknowledges that without this Separation Agreement and Release, the Executive is otherwise not entitled to the consideration listed in paragraphs (d) through (f) of Section 1, which is inclusive of, and exceeds, any and all common law, statutory, and contractual entitlements the Executive may have. The Executive further acknowledges and agrees that that all consideration described in this Separation Agreement and Release is in lieu of any severance payments or benefits under Article 4 of the Employment Agreement, and that the Executive is not entitled to any severance or other benefits other than as set out in this Separation Agreement and Release. In consideration of Zymeworks entering into this Separation Agreement and Release, and other good and valuable consideration, the Executive hereby remises, releases and forever discharges Zymeworks, its affiliated companies, and as applicable all of their respective officers, directors, partners, shareholders, executives, agents, successors, administrators, executors, heirs and assigns of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made pursuant to the Employment Standards Act (BC), the Human Rights Code (BC) and any similar applicable legislation, which the Executive, and, as applicable, the Executive’s agents, Executives, successors, administrators, executors, heirs and assigns now have or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever existing up to and including the present time with respect to the Executive’s employment by Zymeworks, the termination of that employment, and the termination of any benefits. The foregoing release does not extend to any rights, including rights of indemnification, the Executive may have (a) pursuant to that certain October 13, 2022 Indemnification Agreement between Zymeworks Inc. (the Company’s parent company) and the Executive, (b) under any applicable D&O insurance policy with the Company, in either case subject to the respective terms, conditions, and limitations of such indemnification agreement or D&O insurance policy as may be applicable, or (c) under this Separation Agreement and Release.

3.

The Executive agrees that the terms of this Separation Agreement and Release shall not constitute nor be deemed to be an admission of liability by Zymeworks in respect of any claim which the Executive hereto presently has or hereafter can, shall or may have and any such liability by Zymeworks is in fact expressly denied. The terms of this Separation Agreement and Release are contractual and not merely a recital.

4.

Except as necessary to enforce the terms of this Separation Agreement and Release, the Executive further agrees that he will not make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from Zymeworks hereto in respect of the subject matter of this Separation Agreement and Release.

5.

The Executive agrees that he shall provide reasonable cooperation and assistance to the Company in the transition of his role and in the resolution of any matters in which the Executive was involved during the course of the Executive’s employment, or about which the Executive has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees. The Executive’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which the Executive has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company. The Executive agrees to keep the Company’s Human Resource department apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 5. The Executive understands and agrees that this Section 5 requires his cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and he is expected at all times to provide truthful testimony and responses in connection with any matter.

6.

This Separation Agreement and Release shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, and personal representatives, the Company’s subsidiaries, affiliates and assigns and the Executive’s permitted assigns. It is further understood and agreed that the Executive will not make any adverse or unfavorable statements concerning Zymeworks, its affiliates or any of their respective officers, directors, shareholders or Executives in the context of such relationships of the Executive and such persons related to his employment by Zymeworks or concerning any relationship the Executive had with Zymeworks or any of its subsidiaries or affiliates, or any of their respective officers, directors, shareholders or Executives.

7.

It is further understood and agreed that the Executive hereby represents and declares that the Executive executes this Separation Agreement and Release as the Executive’s own free act for the consideration set forth herein (and has not been influenced to any extent whatsoever in executing this Separation Agreement and Release by any representations or statements made by Zymeworks, or by any person on behalf of Zymeworks) and that the Executive has read this Separation Agreement and Release and has had the opportunity to take independent legal advice as to its terms and the Executive acknowledges that Zymeworks relies on this representation and declaration.

8.

All disputes arising out of or in connection with this Separation Agreement and Release, or in respect of any legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration administered by the Vancouver International Arbitration Centre (VanIAC) pursuant to its applicable Rules. The place of arbitration shall be Vancouver, British Columbia, Canada.

9.

This Separation Agreement and Release may be executed in counterparts, including electronically, each of which shall be deemed to be an original and all such counterparts shall constitute one document.

10.

The Parties hereto agree that this Separation Agreement and Release contain the entire agreement between the Parties concerning the subject matter of this Separation Agreement and Release and the Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Separation Agreement and Release and the Executive’s relationship with the Company.

IN WITNESS WHEREOF the Parties have hereunto set their hands as of the date set out below:

ZYMEWORKS BC INC.

Per:	/s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chair and Chief Executive Officer

Date: April 3, 2024

/s/ Christopher Astle
DR. CHRISTOPHER ASTLE

Date: April 3, 2024